Exhibit 99.2

Asensus Surgical, Inc.
1 TW Alexander Drive
Suite 160
Durham, North Carolina 27703

TO:	[Individual July 31, 2023 Warrant Holder]

cc:	Continental Stock Transfer & Trust Company, as Warrant Agent

FROM	Asensus Surgical, Inc.

DATE:	August 22 2024

RE:	Notice of Closing of Merger Transaction

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This Notice is provided to you as the Holder (as defined in the Warrant described below) of a Common Stock Purchase Warrant, dated July 31, 2023, to purchase shares of Common Stock of Asensus Surgical, Inc. (the “Warrant”). All capitalized terms used in this Notice without definition have the meanings set forth in the Warrant.

This Notice is provided pursuant to Section 3(g)(ii) of the Warrant. On August 20, 2024, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting the stockholders approved and adopted the Agreement and Plan of Merger, dated as of June 6, 2024 (the “Merger Agreement”), by and among the Company, KARL STORZ Endoscopy-America, Inc., a California corporation (“Parent”), and Karl Storz California Inc., a California corporation (“Merger Sub”), pursuant to which the Company would be acquired by way of a merger of Merger Sub with and into the Company with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent (the “Merger”).

The closing of the Merger occurred on August 22, 2024, and the Company filed a Current Report on Form 8-K to report the closing of the Merger. In accordance with Section 3(e) of the Warrant, such date commences the 30-day period in which you will have the option, in your discretion, to require the Company to purchase the Warrant for an amount of cash equal to the Black Scholes Value. To make such election, please send a notice to Shameze Rampertab, Chief Financial Officer of the Company at srampertab@asensus.com.